Rule 424(b)(2)
                                                      Registration No. 333-60474



PRICING SUPPLEMENT NO. 3 dated October 11, 2001
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001


                          LEHMAN BROTHERS HOLDINGS INC.
                           Medium-Term Notes, Series G
                 Due Nine Months or More From the Date of Issue

CUSIP No.:                           52517PRZ6

Specified Currency:                  US Dollars

Principal Amount:                    US$50,000,000.00

                                     Total                              Per Note
                                     -----                              --------

Issue Price:                         US$50,000,000.00                    100.00%

Agents' Commission:                  US$   100,000.00                      0.20%
                                     ----------------                    ------

Proceeds to Lehman Brothers
       Holdings:                     US$49,900,000.00                     99.80%

Agents:                              Lehman Brothers Inc.
                                     HSBC Securities (USA) Inc.
                                     Prudential Securities Incorporated

[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Trade Date:                  October 11, 2001

Original Issue Date:         October 16, 2001

Stated Maturity Date:        April 16, 2003

Amortizing Note:             [ ] Yes   [X] No

Amortization Schedule:       Not Applicable



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[ ]  Fixed Rate Note         Interest Rate per Annum: %

[X]  Floating Rate Note      [ ] CD Rate
                             [ ] Commercial Paper Rate
                             [X] Federal Funds Rate
                             [ ] LIBOR Telerate
                             [ ] LIBOR Reuters
                             [ ] Treasury Rate: Constant Maturity [ ] Yes [ ] No
                             [ ] Prime Rate
                             [ ] J.J. Kenny Rate
                             [ ] Eleventh District Cost of Funds Rate
                             [ ] Other:

Other Interest Rate Terms:   The rate on the second business day prior
                             to each Interest Payment Date (including the Stated Maturity Date) shall be deemed to be in effect for the remaining days prior to such Interest Payment Date.

Initial Interest Rate:       Not applicable

Spread:                      +0.35%
-or-
Spread Multiplier:           Not Applicable

Maximum Interest Rate:       Not Applicable

Minimum Interest Rate:       Not Applicable

Index Maturity:              Not Applicable

Interest Rate Determination
Dates:                       One business day prior to Interest Reset Dates

Interest Reset Dates:        Each business day, subject to Other Interest Rate
                             terms described above

Interest Payment Dates:      Each January 16, April 16, July 16 and October 16,
                             commencing January 16, 2002

"Accrue to Pay":             [X] Yes   [ ] No

Interest Rate Calculation
Agent:                       Citibank, N.A.


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

Optional Redemption:         The Note may not be redeemed prior to Stated
                             Maturity at the option of Lehman Brothers Holdings.

Optional Repayment:          The holder of the Note may not elect repayment of
                             the Note by Lehman Brothers Holdings prior to Stated Maturity.

Extension of Maturity:       Lehman Brothers Holdings may not extend the Stated
                             Maturity Date of the Note.

Form of Note:                [X] Book-entry only (global)   [ ] Certificated

Depository:                  The Depository Trust Company

Authorized Denominations:    $1,000 or any larger whole multiple


                                  Underwriting

Subject to the terms of a Purchase Agreement, dated as of October 11, 2001, among Lehman Brothers Holdings, Lehman Brothers Inc., HSBC Securities (USA) Inc. and Prudential Securities Incorporated (the latter three collectively, the "Agents"), Lehman Brothers Holdings has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amounts of Notes set forth opposite their names below:

                                                                Principal Amount
     Agents                                                     of the Notes
     ------                                                     ----------------

     Lehman Brothers Inc.......................................      $49,000,000
     HSBC Securities (USA) Inc.................................          500,000
     Prudential Securities Incorporated........................          500,000
                                                                ----------------
           Total...............................................      $50,000,000

Under the terms and conditions of the Purchase Agreement, the Agents are committed to take and pay for all of the Notes, if any are taken. The Agents propose to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price less a concession not in excess of 0.200% of the principal amount of the Notes. The Agents may allow, and the dealers may reallow, a discount not in excess of 0.125% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agents that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.


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

Lehman Brothers Holdings has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the accompanying Prospectus Supplement.


Lehman Brothers Holdings Inc.


By:    /s/ John Buckley
    ----------------------------
Name:  John Buckley
Title: Authorized Officer




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